Exhibit 8.1

[redacted] Registered Agents
of Wyoming LLC

400 East 20th Street Cheyenne, WY 82001
Mailing 711 S Carson St Ste 4 Carson City, NV 89701 Phone: 877 239-2608 Fax: 775 882-6818
email address: agents@mywyomingllc.com Website: www.mywyomingllc

April 11, 2025

THE NOW CORPORATION I to Green Rain Energy Holdings Inc.
Alfredo Papadakis
465 E Union Street Suite 207
Pasadena, CA 91101

Enclosed please find:

Certificate of Name Change to: **Green Rain Energy Holdings Inc.**

1. *Certificate of Name Change*
2. *Profit Corporation Articles of Amendment*
3. *Annex A*
4. *Paid Invoice*

Please do not hesitate to contact the office should you have any questions or if we can be of further assistance.

We greatly appreciate your continued business!

Regards,

Yvette Griffith
Registered Agents of Wyoming, LLC
Enclosures:

STATE OF WYOMING Office of the Secretary of State I, CHUCK GRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled. CERTIFICATE OF NAME CHANGE Current Name: Green Rain Energy Holdings Inc. Old Name: THE NOW CORPORATION I I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 1st day of April, 2025 Secretary of State By: L o_r_i_M_e_din_a _ Filed Date: 04/01/2025

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Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 04/01/2025 03:46 PM
Original ID: 2025-001598209
Amendment ID: 2025-005693938

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

THE NOW CORPORATION I

2. Article number(s) 1, 10-15 is amended as follows:
**See checklist below for article number information.*

See Annex A containing four pages.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

This amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4. The amendment was adopted on 03/14/2025
(Date – mm/dd/yyyy)

Received
Secretary of State
Wyoming

P-Amendment – Revised June 2021

5. Approval of the amendment: *(Please check __only one__ appropriate field to indicate the party approving the amendment.)*

☐ **__Shares were *not* issued__** and the board of directors or incorporators have adopted the amendment.

__OR__

☐ **__Shares were issued__** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

__OR__

☑ **__Shares were issued__** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** 03/14/2025
(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Alfredo Papadakis

Contact Person: Alfredo Papadakis

Title: President

Daytime Phone Number: 310-714-2950

Email: alfredonowcorp@gmail.com

(An email address is required. Email(s) provided will receive important reminders, notices and filing evidence.)

__Checklist__

- ☐ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ **Processing time is up to 15 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- ☐ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- ☐ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

P-Amendment – Revised June 2021

ANNEX A ARTICLE I - NAME OF THE CORPORATION The name of the Corporation shall be: Green Rain Energy Holdings Inc. ARTICLE X - AUTHORIZED CAPITAL 10 . l . The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 10 , 000 , 000 , 000 shares, 9 , 997 , 500 , 000 shares shall be shares of common stock, par value of $ 0 . 00 I per share as described herein, and 2 , 500 , 000 shares shall be shares of preferred stock, par value of $ 0 . 001 per share as described herein . 2. The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the Corporation . The Board of Directors shall have the authority to impose restrictions upon the transfer of the capital stock of the Corporation as it deems necessary in the best interests of the corporation or as required by law . 3. Any stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances for the Corporation, or for any other assets of value in accordance with the action of the Board ofDirectors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and non - assessable . 4. Common Stock. 10 . 4 . l Ranking . The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series . 2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing· for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote. Notwithstanding any other provision of this Amended and Restated Articles of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Articles of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Articles of Incorporation (including any Preferred Stock Designation) or the Wyoming Business Corporation Act. 3. Dividends . Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor . 4. Liquidation . Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary . A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section 10 . 4 . 4 , shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets .

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10 . 5 . Preferred Stock . Subject to preferential dividend rights, if any, of the holders of preferred stock, dividends on the common stock may be declared by the board of directors of the Coiporation (the "Board of Directors") and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine . 10 . 6 . Authority of the Board of Directors with regard to Preferred Stock and Securities . The Board of Directors is expressly vested with the authority to divide any or all of the preferred stock into series and to fix and determine the relative rights and preferences of the shares of each series so established . The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time. Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series . In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series . The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of stock or other securities or property of the Corporation, rights entitling the holders thereof to purchase from the Coiporation 'shares of stock or other securities of the Coiporation or any other corporation . The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights . 10 . 7 Reverse Split of Common Stock . Upon the filing and effectiveness (the "Effective Time") of these Amended and Restated Articles of Incoiporation of the Coiporation, the shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as, and shall be combined and changed into, a smaller number of shares such that each five hundred (500) shares of issued Common Stock immediately prior to the Effective Time shall be reclassified into, and shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and changed into and become, one (1) validly issued, fully paid and nonassessable share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the "Reverse Stock Split") . Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu : thereof, upon receipt after the Effective Time by the Corporation's transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time (after taking into account and aggregating all fractional shares of post - Reverse Stock Split Common Stock otherwise issuable to such holder), shall receive one whole share of Common Stock in lieu of such fractional share . From and after the Effective Time, certificates representing Common Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Coiporation or the respective holders thereof, represent the number of whole shares of post - Reverse Stock Split Common Stock into which the shares of pre - Reverse Stock Split Common Stock shall have been reclassified (as well as the right to receive one whole share of Common Stock in lieu of any fractional share of post - Reverse Stock Split Common Stock, after taking into account and aggregating all fractional shares of post - Reverse Stock Split Common Stock otherwise issuable to such holder) pursuant to the foregoing provisions ; provided, however, that each holder of record of a certificate that represented shares of pre - Reverse Stock Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post - Reverse Stock Split Common Stock into which the shares of pre Reverse Stock Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Stock Split ; provided further, that any dividends or other distributions that may be declared after the Effective Time with respect to the number of post - Reverse Stock Split shares of Common Stock represented by that certificate will be withheld by the Corporation until that certificate has been properly presented for exchange, at which time all such withheld dividends that have not yet been paid to a public official pursuant to relevant abandoned property or escheat laws will be paid to the holder thereof or the holder's designee, without interest . The Reverse Stock Split shall be effected on a record holder - by - record holder basis, such that any fractional shares of post - Reverse Stock Split Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated . "

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, - . ARTICLE XI - CUMULATIVE VOTING Cumulative voting for the election of directors shall not be pennitted. ARTICLE XII - PREEMPTIVE RIGHTS No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares unless specifically authorized by the Board of Directors of the Corporation . ARTICLE XIII - SHAREHOLDER VOTING ON CORPORATE ACTIONS Any action required or permitted by the Wyoming Business Corporation Act to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted_ The written consent shall bear the date of signature of the shareholder(s) who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records . Notwithstanding the requirements of Wyoming law, the affirmative vote or concurrence of the holders ofat least 50 % of the outstanding shares of the Corporation entitled to vote thereon are required to make effective all transactions that require shareholder approval under applicable law . ARTICLE XIV - INDEMNIFICATION OF DIRECTORS OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS 14 . l . The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Wyoming law provided, however, that (A) the liability of directors is not limited or eliminated (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, ofa risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (B) the liability of directors is not limited or eliminated for any act or omission occurring prior to the date when these Articles of Incorporation becomes effective, or (vi) any of the acts set forth in Section 17 - 16 - 202 of the Wyoming Business Corporations Act and (C) the liability of officers is not limited or eliminated for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors . The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan . The Corporation also shall indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible .

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14 . 2 . The Corporation shall advance expenses in advance of the final disposition of the case to or for the benefit of a director, officer, employee, fiduciary, or agent, who is a party to a proceeding such as described in the preceding paragraph 14 . 1 . to the maximum extent permitted by applicable law . 14 . 3 . Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation or other person entitled to indemnification existing at the time of such repeal or modification . ARTICLE XV - LIMITATIONS OF LIABILITY 1. Notwithstanding Wyoming law, specifically Section 17 - 16 - 202 of the Wyoming Business Corporations Act, or the provisions of these Articles oflncorporation, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or {iii) for any transaction from which the director derived an improper personal benefit . If the Wyoming Business Corporations Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporations Act, as so amended . 2. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification .

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Registered Agents of Wyoming, LLC

Invoice

MAILING ADDRESS:
711 S. Carson St Ste 4
Carson City, NV 89701

Phone	Fax
877-239-2608	775-882-68

PAID
03/19/2025

Invoice #
27977

Bill To
The Now Corporation I Alfredo Papadakis 465 E Union St Suite 207 Pasadena, CA 91101

Due Date
3/18/2025

Description	Qty	Rate	Amount
Amend Name and Other Attachments Name to: Green Rain Energy Holdings - 4 page Annex		125.00	125.00

Thank you for your business!

Total	$125.00

E-mail	Web Site
agents@mywyomingllc.com	mywyomingllc.com